United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2008 (July 31, 2008)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 31, 2008, the Board of Directors of ePlus inc. (the “Company”) adopted the ePlus inc. Fiscal Year 2009 Executive Incentive Plan (the “Plan”), effective August 6, 2008.  The Plan provides for the payment of performance-based cash incentive compensation to eligible executive employees.

The Plan is administered by the Compensation Committee of the Board (the “Committee”), which has full authority to determine the participants in the Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.

The Committee will determine the corporate, unit and individual performance objectives to be achieved.  Awards in the form of annual cash payments will be based on the level of attainment of the applicable performance objectives.  The criteria upon which the performance goals shall be based will be determined in the discretion of the Committee.

The award amount payable is a percentage of base salary based on the level of attainment of the applicable performance goals as set forth in the participant’s award agreement.  The Committee may not waive or amend performance goals or increase the amount payable pursuant to awards after the performance goals have been established but has discretionary authority to reduce the amount that would otherwise be payable with respect to any award.  If a participant’s employment with the Company terminates due to death, disability or retirement, the Committee may in its discretion make a payment to the participant or his beneficiary, as the case may be, up to an amount equal to the value of the target award for the relevant performance period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant’s employment with the Company so terminated, and the denominator of which is the number of months in such performance period.

To date, for the fiscal year 2009, the Committee has selected two participants in the Plan.  The Company anticipates that additional participants may be selected in the future by the Committee.  The two participants already selected are Phillip G. Norton (President and Chief Executive Officer) and Bruce M. Bowen (Executive Vice President).  For these two participants, the 2009 performance criteria and their relative weights for each participant are as follows: company financial performance, 66.6%; and individual performance, 33.3%.  The Company financial performance will be determined in accordance with generally accepted accounting principles.  Such earnings will be adjusted to exclude the following: (i) the incentive compensation accrued by the Company under the Plan, (ii) all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, whether or not those items would otherwise be deemed extraordinary in accordance with the standards established by Opinion No. 39 of the Accounting Principles Board; and (iii) any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2009 fiscal year.  The cash incentive compensation for fiscal year 2009 can range from 0% to a maximum of 50% of the executive’s base salary.

A copy of the Plan is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01	Other Events

On July 31, 2008, the Company announced that its Board of Directors authorized a common stock repurchase program for 500,000 shares of common stock, effective August 4, 2008.  The program is intended to be implemented through purchases made from time to time in the open market or through private transactions.  The program will terminate on August 4, 2009.

A copy of the press release issued by the Company announcing the share repurchase program is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.           Description

10.1        ePlus inc. Fiscal Year 2009 Executive Incentive Plan

99.1                Press release dated July 31, 2008 issued by ePlus inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Steven J. Mencarini
Steven J. Mencarini
Date: August 6, 2008	Chief Financial Officer

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